Exhibit 4.1

AMENDMENT AND ADDENDUM TO DEBENTURE

This Amendment and Addendum to Debenture (this “Addendum”) is entered into as of February 19, 2026 (the “Addendum Effective Date”), by and between Bio View Ltd. (the “Company”), and Inspira Technologies Oxy B.H.N. Ltd. (“Inspira”).

WHEREAS, the parties have entered into that certain Debenture, dated January 5th, 2026 (the “Debenture”);

WHEREAS, the Company and Inspira wishes to amend certain terms and conditions set forth in the Agreement by this Addendum;

NOW THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, the parties agree as follows:

1.	Notwithstanding the provisions set forth in the Debenture, the parties hereby agree that the period of forty-five (45) days stipulated therein for the fulfillment of the conditions set forth in clauses 8(a) through 8(c) shall be extended by an additional thirty (30) days. Accordingly, such conditions must be satisfied within seventy-five (75) days from the original date of execution of the Debenture; otherwise, the Debenture shall automatically terminate in accordance with its terms. Except as expressly set forth herein, all other terms and provisions of the Debenture shall remain in full force and effect.

2.	In addition, clause 8(b) of the Debenture shall be amended to be read as follows:

“Inspira’s receipt of an equity investment in the aggregate amount of USD 5,000,000, secured on or following the Addendum Effective Date from investors introduced by the Company in such manner meeting the requirements of that certain Placement Agent Agreement dated February 05, 2026 , by and between Inspira and AGP Alliance Global Partners.

IN WITNESS WHEREOF, the Parties have caused this Addendum to be duly executed by a duly authorized officer as of the date first above indicated.

Inspira Technologies Oxy B.H.N. Ltd		Bio-View Ltd.

By:	/s/ Yafit Tehila	By:	/s/ Liat Bidas
Name:	Yafit Tahila		Name:	Liat Bidas
Title:	CFO		Title:	Director

		By:	/s/ Daniel Klein
			Name:	Daniel Klein
			Title:	CEO